Exhibit 99.1

        PDI, INC. APPOINTS JACK E. STOVER TO THE BOARD OF DIRECTORS

    SADDLE RIVER, N.J., Aug. 9 /PRNewswire-FirstCall/ -- PDI, Inc.
(Nasdaq: PDII) a diversified sales and marketing services provider to the biopharmaceutical and medical devices and diagnostics industries, is pleased to announce that Jack E. Stover has been appointed to its Board of Directors and will serve on its Audit Committee.

    Mr. Stover is Chief Executive Officer and President of Antares Pharma. He joined Antares Pharma in July 2004 as President and Chief Operating Officer
(COO), and in August 2004 he was named Chief Executive Officer and President. Mr. Stover was previously Executive Vice President and CFO of Sicor, Inc., a public injectable pharmaceutical company, which was acquired by Teva Pharmaceutical Industries. Prior to that, Mr. Stover was Executive Vice President for a proprietary women's drug company, Gynetics, Inc., and before Gynetics, he was Senior Vice President of B. Braun Medical, Inc., a private global medical device and product company. For more than five years, Mr. Stover was a partner with PricewaterhouseCoopers, working in their bioscience industry division in New Jersey.

    Mr. Stover received his BS in Accounting from Lehigh University.

    Charles T. Saldarini, PDI's Vice Chairman and CEO, said, "Jack brings the expertise the Company needs on the Audit Committee, as well as an in-depth understanding of the issues facing emerging and specialty pharmaceutical companies. Jack's knowledge and experience will help us as we increase our emphasis on this important customer segment. I am very pleased with his decision to join our Board and look forward to working closely with him."

    About PDI
    PDI, Inc. (Nasdaq: PDII) is a diversified sales and marketing services provider to the biopharmaceutical and medical devices and diagnostics industries. PDI's comprehensive set of sales and marketing solutions is designed to increase its clients' strategic flexibility and enhance their efficiency and profitability. Headquartered in Saddle River, NJ, PDI also has offices in Pennsylvania and Illinois.

    PDI's sales and marketing services include dedicated contract sales, Select Access(TM), our targeted sales solution that leverages an existing infrastructure, clinical sales teams; marketing research and consulting; and medical education and communications. The company's experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

    PDI's commitment is to deliver innovative solutions, unparalleled execution and superior results for its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest standing sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI remains committed to continued innovation.

    For more information, visit the Company's website at http://www.pdi-inc.com.

SOURCE  PDI, Inc.
    -0-                             08/09/2005
    /CONTACT: Stephen P. Cotugno, Executive Vice President-Corporate Development of PDI, Inc., +1-201-574-8617/
    /Web site:  http://www.pdi-inc.com/
    (PDII)